EXHIBIT 99.1

Anavex Life Sciences Mails Letter to Stockholders Reinforcing

Relevant Experience of All Six Director Nominees

Launches VoteAnavex.com to Provide Additional Information on Anavex’s Director Nominees

and How to Vote at the Annual Meeting of Stockholders

NEW YORK, NY, August 17, 2026 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for central nervous system (“CNS”) diseases with high unmet medical needs, today announced that the Executive Committee of the Anavex Board of Directors (the “Executive Committee”) has mailed a letter to stockholders encouraging them to vote the WHITE proxy card ”FOR” all six of Anavex’s highly qualified directors standing for election at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”).

The full text of the letter being mailed to stockholders has been filed with the U.S. Security and Exchange Commission (SEC) and is available at www.VoteAnavex.com along with voting instructions and other information about the Annual Meeting. The letter highlights the following six highly qualified, independent director nominees and the complementary skills and experience each nominee brings:

●	Dr. Jiong Ma, Ph.D. brings deep financial, transactional and capital markets expertise to the Board, with substantial experience investing in, partnering with and working with management teams to set strategy for disruptive technology and life sciences companies to shape the business, accelerate growth and drive long-term shareholder value.

●	Dr. Peter Donhauser, D.O. brings critical, relevant experience to the Board as clinical expert leading research across numerous trials for some of the world’s leading global pharmaceutical companies.

●	Dr. Axel Paeger, M.D., MBA, MBI is a medically trained executive leader who brings deep experience in healthcare to the Board as founder of a leading healthcare provider in Europe.

●	Gautam Patel, MBA (new independent candidate): The Executive Committee believes Mr. Patel is qualified to serve as a member of the Board because he brings extensive capital allocation, investment and financial advisory expertise to the Board, with a proven track record of executing growth-focused investments and guiding corporate strategy across the life sciences, financial services and technology sectors.

●	Dr. Adrian Senderowicz, M.D. (new independent candidate): The Executive Committee believes Dr. Senderowicz is qualified to serve as a member of the Board because he brings deep drug development, clinical research and global regulatory expertise to the Board, with a proven track record of advancing novel therapeutics through critical international approvals to drive growth and long-term value.

●	Dr. Claus van der Velden, Ph.D. brings accounting and executive financial experience to the Board that provides critical perspective on accounting and capital allocation strategy.

The Annual Meeting will be held on September 24, 2026, and stockholders of record as of close of business on July 31, 2026 are entitled to vote.

If you have any questions or require any assistance with voting your shares, please call:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, NY 10110

Stockholders may call toll-free at (877) 750-0831

Brokers, banks and other nominees may call collect at (212) 750-5833

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders. Further information is available at www.anavex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements regarding the Company’s plans, strategies and expectations regarding the 2026 Annual Meeting, director nominations, the proxy solicitation, the Company’s go-forward strategy, clinical development programs, business prospects, and potential actions of the Board and the Executive Committee, are forward-looking statements. These statements can be identified by the use of forward-looking terminology, including the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could” and similar expressions, or the negative thereof. Many factors may cause actual results to differ materially from those projected in any of such forward-looking statements, including the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and subsequent filings and furnishings with the SEC, which should be considered together with any forward-looking statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof except as required by law.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s stockholders for the 2026 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.anavex.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers may be deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2026 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their direct or indirect interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Compensation of Directors,” “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (available here), and any subsequent filings on Forms 3, 4 and 5 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement for the 2026 Annual Meeting which has been filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Investor Relations:
SCR Partners, LLC
Alex Arzeno
Tel: 203-550-3972
Email: alex@scr-ir.com

Tripp Sullivan
Tel: 615-942-7077
Email: tsullivan@scr-ir.com

For Media:
Collected Strategies
Nick Lamplough / Dylan O’Keefe
AVXL-CS@collectedstrategies.com

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